Exhibit 99.1

Contact: J. Todd Scruggs, EVP - CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces Results

For 2nd Quarter 2006

Lynchburg, Va., July 21, 2006.........Bank of the James Financial Group, Inc. (OTCBB:BOJF) (quarterly consolidated results unaudited) reported today total net income after tax of $428,000 or $0.21 per basic share ($0.20 diluted) for the quarter ended June 30, 2006 and $784,000 or $0.39 per basic share ($0.36 diluted) year-to-date compared to net income of $424,000 or $0.21 per basic share ($0.20 diluted) and $767,000 or $0.39 per basic share ($0.37 diluted) for the respective periods a year ago. All earnings per share amounts have been adjusted to reflect the 25% stock dividend paid by the Bank of the James Financial Group, Inc. (the “Company”) during March, 2006, as well as all previously declared and paid stock dividends. Return on average assets (“ROAA”) and return on average equity (“ROAE”) for the quarter ended June 30, 2006 were 0.85% and 11.30% respectively.

As previously reported, in the second quarter of this year, the Company formed BOTJ Investment Group, Inc. (“BOTJIG”), a wholly-owned subsidiary, as a means of providing investment services to the Bank’s customers as well as other institutional and retail clientele and opened a branch bank at 4935 Boonsboro Road, Lynchburg, Virginia. The start-up expenses associated with BOTJIG and this branch have contributed to flat earnings growth. Management believes that these ventures are significant steps towards positioning the Company to be able to achieve the results set forth in the Company’s strategic plan.

Management continues to be pleased with the expansion of the Bank’s branch network. The most recent addition to this network, the Boonsboro branch located at 4935 Boonsboro Road, opened in April of this year. Robert R. Chapman, III, the Bank’s President and CEO, stated “We hope that our shareholders understand that a new branch location can negatively affect earnings until the branch reaches a critical deposit mass. In response to our shareholders, current customers, and potential customers in that area, we have opened what we believe is a state of the art branch complete with a walk-up ATM and a drive thru behind the building. So far the reaction to this location has been extremely positive and we hope for significant deposit growth in this area of Lynchburg.”

Bank of the James, the Company’s primary subsidiary, continues to attract deposits and experience consistent demand for loans. Deposits increased from $173,956,000 at the year ended December 31, 2005 to $181,427,000 in the period ended June 30, 2006, an increase of 4.3%. The majority of this deposit growth has been generated through the Main Street (downtown Lynchburg, Virginia) location. Loans, net of unearned income and loan loss provision have also increased from $155,480,000 at the year ended December 31, 2005 to $161,949,000 in the period ended June 30, 2006, an increase of 4.2%. These increases are directly responsible for the increase in total assets from $195,852,000 at the year ended December 31, 2005 to $204,279,000 in the period ended June 30, 2006, an increase of 4.3%.

Press Release, July 21, 2006, Page 2

Bank of the James Financial Group, Inc.

Net interest income for the quarter ended June 30, 2006 was $2,227,000 as compared to net interest income of $2,022,000 in the same quarter of 2005, an increase of 10.1%. The net interest margin decreased slightly to 4.71% in the second quarter of 2006 from 4.72% in the same period a year ago. Management is pleased with the margin in light of the numerous increases in short term interest rates by the FOMC which have created a more competitive environment for new loans and deposits as banks in the market area are forced to raise rates in order to attract deposits. Management attributes the Bank’s ability to maintain the net interest margin to the large number of adjustable rate loans in the loan portfolio, the interest rates on which have increased as the FOMC has increased the discount rate. Management believes the Bank continues to be well positioned to take advantage of any future rate increases by the FOMC because of its percentage of adjustable rate loans in the portfolio.

Non-interest income decreased slightly as mortgage origination volume slowed as a result of slightly higher mortgage rates on conventional mortgages. Non-interest income decreased to $539,000 for the quarter ended June 30, 2006 as compared to $555,000 in the period ended June 30, 2005, a decrease of 2.9%.

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc., currently operates six full service locations in the Lynchburg, Virginia area, as well as mortgage origination offices in Forest and the Smith Mountain Lake area of Bedford County, Virginia. In addition BOTJ Investment Group, Inc., a wholly-owned subsidiary of Bank of the James Financial Group, Inc., provides institutional and retail investment services and is located within the Bank’s Church Street branch in downtown Lynchburg. Bank of the James Financial Group, Inc. common stock is quoted on the OTC Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

Selected financial highlights are shown below.

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Cautionary Statement Regarding Forward-Looking Statements

This press release report contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), the sole subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Jun 30, 2006	Three months ending Jun 30, 2005	Change	Year to date Jun 30, 2006	Year to date Jun 30, 2005	Change
Interest income	$3,547	$2,911	21.85%	$6,889	$5,581	23.44%
Interest expense	1,320	889	48.48%	2,528	1,650	53.21%
Net Interest income	2,227	2,022	10.14%	4,361	3,931	10.94%
Provision for loan losses	87	199	-56.28%	305	374	-18.45%
Noninterest income	539	555	-2.88%	988	1,016	-2.76%
Noninterest expense	2,018	1,735	16.31%	3,831	3,411	12.31%
Income taxes	233	219	6.39%	429	395	8.61%
Net income	428	424	0.94%	784	767	2.22%
Weighted Average Shares Outstanding	2,009,790	2,000,585	0.46%	2,006,410	1,974,875	1.60%
Basic net income per share	$0.21	$0.21	$—	$0.39	$0.39	$—
Fully diluted net income per share	$0.20	$0.20	$—	$0.36	$0.37	$(0.01)

Balance Sheet at period end:	Jun 30, 2006	Dec 31, 2005	Change	Jun 30, 2005	Dec 31, 2004	Change
Loans, net	$161,949	$155,480	4.16%	$151,115	$140,272	7.73%
Total securities	24,282	23,919	1.52%	22,596	19,911	13.49%
Total deposits	181,427	173,956	4.29%	166,352	153,834	8.14%
Stockholders’ equity	15,398	14,675	4.93%	13,865	12,786	8.44%
Total assets	204,279	195,852	4.30%	185,507	171,025	8.47%
Shares Outstanding	2,013,265	2,001,309	11,956	2,000,585	1,935,824	64,761
Book value per share	7.65	7.33	0.32	6.93	6.60	$0.33

Daily averages (bank only):	Three months ending Jun 30, 2006	Three months ending Jun 30, 2005	Change	Year to date Jun 30, 2006	Year to date Jun 30, 2005	Change
Loans, net	$159,463	$145,035	9.95%	$159,206	$142,817	11.48%
Total securities	24,833	23,103	7.49%	24,718	20,693	19.45%
Total deposits	178,196	163,576	8.94%	175,613	159,801	9.89%
Stockholders’ equity	15,188	13,544	12.14%	15,068	13,295	13.34%
Interest earning assets	189,566	171,991	10.22%	187,775	167,664	11.99%
Interest bearing liabilities	159,673	144,386	10.59%	157,686	141,480	11.45%
Total Assets	201,070	181,791	10.61%	198,548	177,230	12.03%

Financial Ratios:	Three months ending Jun 30, 2006	Three months ending Jun 30, 2005	Change	Year to date Jun 30, 2006	Year to date Jun 30, 2005	Change
Return on average assets	0.85%	0.94%	(0.08)	0.80%	0.87%	(0.08)
Return on average equity	11.30%	12.56%	(1.25)	10.49%	11.63%	(1.14)
Net Interest Margin	4.71%	4.72%	(0.00)	4.68%	4.73%	(0.04)
Efficiency ratio	72.96%	67.33%	5.63	71.62%	68.95%	2.67
Average Equity to average assets	7.55%	7.45%	0.10	7.59%	7.50%	0.09

Allowance for loan losses:	Three months ending Jun 30, 2006	Three months ending Jun 30, 2005	Change	Year to date Jun 30, 2006	Year to date Jun 30, 2005	Change
Beginning balance	$1,965	$1,492	31.70%	$1,777	$1,419	25.23%
Provision for losses	87	199	-56.28%	305	374	-18.45%
Charge-offs	(53)	(170)	-68.82%	(114)	(278)	-58.99%
Recoveries	7	5	40.00%	38	11	245.45%
Ending balance	2,006	1,526	31.45%	2,006	1,526	31.45%

Nonperforming assets:	Jun 30, 2006	Dec 31, 2005	Change	Jun 30, 2005	Dec 31, 2004	Change
Nonaccrual loans	552	261	111.49%	418	380	10.00%
Restructured loans	none	none	—	none	none	—
Total nonperforming loans	552	261	111.49%	418	380	10.00%
Other real estate owned	560	none	—	618	85	—
Total nonperforming assets	1,112	261	326.05%	1,036	465	122.80%

Asset quality ratios:	Jun 30, 2006	Dec 31, 2005	Change	Jun 30, 2005	Dec 31, 2004	Change
Nonperforming loans to total loans	0.34%	0.17%	0.17	0.27%	0.27%	0.01
Allowance for loan losses to total loans	1.22%	1.13%	0.09	1.00%	1.00%	(0.00)
Allowance for loan losses to nonperforming loans	363.41%	680.84%	(317.44)	365.07%	373.42%	(8.35)